Exhibit 99.1

December 20, 2005

Dear Investor:

We write to update you on several developments affecting PlusFunds Group, Inc., and the SPhinX funds.

REFCO BANKRUPTCY

As we previously advised, Refco, LLC served as the futures commission merchant for a number of funds (the “Funds”) managed by PlusFunds Group, Inc. (the “Investment Manager”). Accordingly, certain of the Funds had futures commission accounts with Refco, LLC and cash accounts with Refco Capital Markets, Ltd. (“RCM”). On October 17, 2005, RCM and certain of its affiliates (collectively, “Refco”) filed bankruptcy petitions under Chapter 11 of the U.S. Bankruptcy Code. Refco, LLC subsequently filed a bankruptcy petition under Chapter 7 of that Code. Prior to the October 17 filing, the Funds transferred substantially all of the assets they had on deposit with RCM to newly formed futures commission merchant accounts with Lehman Brothers, Inc. At the same time, the Funds began unwinding all of their positions and relationships with Refco. During the five business days prior to the October 17 filing, the fifteen segregated accounts that comprise SPhinX Managed Futures Fund SPC (“SMFF”) withdrew funds from RCM. .

On Friday evening, December 16, 2005, the Investment Manager was served with a Temporary Restraining Order entered by the bankruptcy court freezing approximately $312 million of SMFF’s assets pursuant to a Complaint filed by the Official Committee of Unsecured Creditors of Refco (the “Committee”) seeking recovery of that amount as a preferential transfer. We understand that SMFF was served the same day. As of close of business the previous day, SMFF had approximately $347 million in assets.

The bankruptcy court’s December 16 order also prohibited SMFF and the Investment Manager from honoring redemptions and from communicating with investors regarding the Committee’s suit. On December 18, prior to the commencement of trading in the Asian markets, the bankruptcy court modified its orders to permit SMFF to continue to trade its assets in the ordinary course of business. Yesterday, the bankruptcy court modified its previous orders to permit the Investment Manager and SMFF to communicate freely with investors. However, the court maintained the prohibition against redemption. A hearing on the freezing order is expected to take place on December 21.

The Investment Manager and SMFF are investigating the preference claim, resolution of which will depend upon numerous open factual and legal questions including, among other things, whether the bankruptcy court has jurisdiction over SMFF at all, the solvency of RCM on the date of the withdrawals, whether the transfers were made in the ordinary course of business, the treatment of certain of Refco’s intercompany claims, the treatment of customer funds deposited with various Refco entities and the percentage recovery of creditors in the bankruptcy case. In the absence of adequate factual information, it is not possible to accurately assess these factors at this time. Refco did not publish until December 8, 2005 a qualified statement of assets and liabilities for RCM. The statement purports to show that there may be an excess of liabilities over assets at this time, thereby providing for the first time tangible evidence of a possible deficiency in RCM. However, the statement provides that Refco does not warrant the accuracy of the valuation of assets.

An additional factor potentially affecting the resolution of the Committee’s action is that earlier this year, Refco Capital LLC, a wholly owned subsidiary of RCM, made significant loans to the controlling shareholders of the Investment Manager, which borrowings were substantially used in connection with a tender offer for, and other purchases of, certain shares of the Investment Manager held by other shareholders. These purchases were substantially completed in the Spring of 2005. The controlling shareholders pledged the entirety of their shares in the Investment Manager to Refco Capital LLC as security for the repayment of these loans. Under the terms of the various loan agreements entered into by the controlling shareholders, Refco Capital LLC may require that the loans be repaid in shares of the Investment Manager on March 29, 2007, based upon a pre-defined formula for the valuation of such shares. If Refco Capital LLC does so require this repayment, it must also purchase all of the other shares held by the controlling shareholders at the same valuation. Should Refco Capital LLC not require that the loans be repaid in shares, the stated maturity of the loans will be extended until September 29, 2008. The loan documents also contain various default provisions, and accordingly, a default could result in Refco Capital LLC acquiring the controlling shareholders’ interest in the Investment Manager; however, the Investment Manager is not aware of any such default. The Investment Manager understands that the controlling shareholders are presently negotiating with certain parties with respect to the purchase of the loans made by Refco Capital LLC, which purchase would require the consent of Refco Capital LLC and the bankruptcy court. The continued success of the SPhinX Funds therefore appears to be in Refco’s interest to the extent Refco may be interested in preserving the value of the loans made to the controlling shareholders.

MANAGEMENT CHANGES AT PLUSFUNDS GROUP, INC.

We are pleased to announce the following changes to the management of PlusFunds Group, Inc. (the “Investment Manager’). In January, Timothy Parrott will become the President of the Investment Manager. Mr. Parrott joined the Investment Manager in June 2005 as a Senior Managing Director in charge of global partnerships and has been instrumental in the launch of PlusFunds Group’s innovative hedge fund platform service, ManagerAccessTM. Tim was previously associated with Lehman Bros. Inc., where he held various senior management positions. Also recently appointed to the management team is Robert Malchman who has been appointed General Counsel effective January 1, 2006. Mr. Malchman joins us from Gibson Dunn & Crutcher LLP, with whom he has practiced in New York and Washington, D.C., since 1991, specializing in complex business litigation, including asset recoveries for financial institutions, and mergers and acquisitions. Dr. Jimmy Liew was appointed to the newly created position of Senior Managing Director of Customized Solutions due to increased investor demand for specifically tailored investment product. Prior to joining the firm Dr. Liew taught at Columbia University’s Financial Engineering Program and possesses extensive hedge fund experience. He has also held senior management positions with firms such as Dublin & Swieca Capital Management, the World Bank and Carlyle Asset Management Group. Also appointed to the management team earlier in the year is Bojan Trivic as Head of Risk. Mr. Trivic joins us from Algorithmics Inc., where he served as Financial Engineer. Effective December 31, 2005, Paul Aaronson, President; Patrick McMahon, General Counsel, and Christopher Aliprandi, Chief Financial Officer have resigned from the Investment Manager. We wish them well in their future careers and are pleased they have agreed to assist in an orderly transition to our new management team. The Investment Manager has commenced a search for a new Chief Financial Officer.

We are very pleased that our new management team, as well as many key members of our existing team such as Christopher Rose, Chief Operating Officer, and Peter Ewing, Head of New Product Development, will continue to push our firm forward in new, important and exciting areas.

Sincerely yours,

PlusFunds Group, Inc.

PlusFunds Group, Inc. 1500 Broadway, 11th Floor, New York, NY 10036 | T212.653.1900 F212.653.1970 |. www.plusfunds.com